EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555

EASTGROUP PROPERTIES ANNOUNCES
THIRD QUARTER 2011 RESULTS

•	Funds from Operations of $20.1 Million or $.75 Per Share for the Quarter Compared to $.70 Per Share for the Same Quarter Last Year, an Increase of 7.1%
•	Net Income Attributable to Common Stockholders of $5.7 Million or $.21 Per Share for the Quarter
•	Same Property Net Operating Income Growth of 3.6% for the Quarter; 5.0% Increase Without Straight-Line Rent Adjustments
•	93.9% Leased, 93.0% Occupied as of September 30, 2011
•	Renewed or Re-Leased 91% of Expiring Square Feet During the Quarter
•	Paid 127th Consecutive Quarterly Cash Dividend – $.52 Per Share
•	Interest and Fixed Charge Coverages of 3.3x for the Quarter
•	Executed an Application for a $54 Million, 10-Year Non-Recourse Mortgage Loan at 4.09% Fixed Interest Rate in October
•	Acquired Three Properties (451,000 Square Feet) and 133 Acres of Development Land for $33.5 Million
•	Six Development Projects With an Estimated Total Investment of $31.7 Million; $17.7 Million Incurred as of September 30, 2011

JACKSON, MISSISSIPPI, October 20, 2011 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2011.

Commenting on EastGroup’s performance for the quarter, David H. Hoster II, President and CEO, stated, “We are pleased to report EastGroup’s positive momentum in FFO growth, occupancy, same property operating results, development and acquisitions.  Quarterly FFO per share increased 7.1% as compared to last year.  Occupancy increased 200 basis points to 93% during the quarter.  Same property net operating income grew 3.6% during the quarter.  Development leasing is exceeding projections, and we acquired $33.5 million of new properties and development land during the quarter.”

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2011, funds from operations (FFO) was $.75 per share compared to $.70 per share for the same period of 2010, an increase of 7.1% per share.  Property net operating income (PNOI) increased by $1,372,000, or 4.6%, primarily due to increases in PNOI of $1,083,000 from same property operations, $215,000 from 2011 acquisitions, and $70,000 from newly developed properties.  For the three months ended September 30, 2011, bad debt expense exceeded termination fee income by $76,000.  For the three months ended September 30, 2010, termination fee income exceeded bad debt expense by $287,000.  Interest expense was $8,680,000 for the three months ended September 30, 2011, compared to $8,845,000 for the same period last year.  Interest expense decreased due to lower interest rates on the refinancing of two mortgage loans in 2011, offset by higher average loan balances in 2011 compared to 2010.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

Same property net operating income increased 3.6% for the third quarter of 2011 compared to the same quarter last year.  Without straight-line rent adjustments, same property net operating income for the quarter increased 5.0%.  Excluding termination fees, same property net operating income increased 4.8% for the quarter (6.2% without straight-line rent adjustments).  Rental rates on new and renewal leases (6.1% of total square footage) decreased an average of 13.8% for the quarter; rental rates decreased 16.1% without straight-line rent adjustments.

For the nine months ended September 30, 2011, FFO was $2.18 per share compared to $2.14 per share for the same period last year, an increase of 1.9% per share.  PNOI increased by $1,446,000, or 1.6%, mainly due to increases in PNOI of $730,000 from newly developed properties, $448,000 from same property operations, and $255,000 from 2010 and 2011 acquisitions.  For the nine months ended September 30, 2011, termination fee income, net of bad debt expense, was $116,000 compared to $1,983,000 the same period last year.  Interest expense was $26,100,000 for the nine months ended September 30, 2011, compared to $26,515,000 for the same period of 2010.  The decrease was mainly due to lower interest rates on the refinancing of two mortgage loans in 2011.

For the first nine months of 2011, same property net operating income increased 0.5% compared to the same period last year.  Without straight-line rent adjustments, same property net operating income increased 0.9%.  Excluding termination fees, same property net operating income increased 3.1% for the nine months ended September 30, 2011 (3.6% without straight-line rent adjustments).  Rental rates on new and renewal leases (17.1% of total square footage) decreased an average of 13.1% for the nine months; rental rates decreased 16.4% without straight-line rent adjustments.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.21 for the three months ended September 30, 2011, compared to $.15 for the same quarter of 2010.  Diluted EPS was $.59 for the first nine months of 2011, compared to $.50 for the same period last year.  The increases in diluted EPS for both periods were primarily attributable to increases in PNOI and decreases in depreciation and amortization expense in 2011 as compared to 2010.  The increase in diluted EPS for the nine months ended September 30, 2011, was also attributable to decreased interest expense resulting from lower interest rates on the refinancing of two mortgage loans in 2011.

DEVELOPMENT

During the third quarter, EastGroup acquired 133 acres of land in Houston for $10.1 million.  The land, which is located adjacent to EastGroup’s World Houston International Business Center, will accommodate the future development of approximately 1.6 million square feet with a projected total investment of approximately $100 million.

Mr. Hoster commented, “This significant land acquisition represents the natural expansion of EastGroup’s largest and most successful development endeavor.  We hope to begin construction of the first phase of infrastructure improvements and our first building on this land early next year.  We own 2.3 million square feet of industrial space in World Houston, which is currently 95% leased.”

At September 30, 2011, EastGroup’s development program consisted of six projects (411,000 square feet) located in Houston, San Antonio and Orlando.  The properties were collectively 65% leased as of October 19, 2011.  The projected total cost for the developments is $31.7 million, of which $14.0 million remained to be invested as of September 30, 2011.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

PROPERTY ACQUISITIONS

During the quarter, EastGroup closed on three operating property acquisitions, two in Charlotte, North Carolina, and one in Tempe, Arizona, for a total of $23.5 million.  The Company expensed acquisition costs of $55,000 during the three and nine months ended September 30, 2011, compared to zero and $72,000 during the three and nine months ended September 30, 2010, respectively.

Lakeview Business Center, located in Charlotte’s north submarket, contains 127,000 square feet and was acquired in August for $7 million.  The business distribution property is 100% leased to three customers and is projected to generate a first year cash yield of 7.2%.

Ridge Creek Distribution Center II, located in Charlotte’s southwest submarket, contains 300,000 square feet and was acquired in August for $15.4 million.  The property is 100% leased to two customers and is projected to generate a first year cash yield of 7.6%.  The two Charlotte acquisitions increase EastGroup’s ownership in Charlotte to over 2.2 million square feet.

Broadway Industrial Park, Building VII, a 24,000 square foot single-tenant business distribution building in Tempe, was acquired in late September for $1.1 million.  EastGroup plans to make capital improvements of approximately $185,000 to the building, which is projected to generate a stabilized cash yield of 8.8% upon full occupancy.

DIVIDENDS

EastGroup paid cash dividends of $.52 per share of common stock in the third quarter of 2011, which was the Company’s 127th consecutive quarterly cash distribution.  This was the third quarter of the Company’s 19th consecutive year of increasing or maintaining the cash distributions paid to its shareholders.  The Company’s dividend payout ratio to funds from operations was 69% for the quarter.  The annualized dividend rate of $2.08 per share yielded 5.3% on the closing stock price of $39.27 on October 19, 2011.

FINANCIAL STRENGTH AND FLEXIBILITY

During the third quarter, EastGroup continued to achieve strong debt ratios.  Debt-to-total market capitalization was 43.0% at September 30, 2011.  For the quarter, EastGroup had interest and fixed charge coverage ratios of 3.3x and a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 6.71.  Total debt at September 30, 2011 was $778.4 million comprised of $634.1 million of fixed rate mortgage debt and $144.3 million of floating rate bank debt.

The Company has revolving credit facilities of $200 million and $25 million, of which $144.3 million was outstanding as of September 30, 2011.  The Company had borrowing capacity of $80.7 million remaining on the lines of credit at September 30, 2011.  These credit facilities were scheduled to mature in January 2012; however, the Company has exercised its right for a one-year extension on the $200 million line of credit on the same terms and conditions.

In October, EastGroup executed an application for a $54 million, non-recourse first mortgage loan with a fixed interest rate of 4.09%, a 10-year term and a 20-year amortization schedule.  The loan, which will be secured by properties containing 1.4 million square feet, is expected to close in January 2012.  The Company plans to use the proceeds of this mortgage loan to reduce variable rate bank borrowings.

During the third quarter, EastGroup issued and sold 15,000 shares of common stock under its continuous equity program at an average price of $46.40 per share with net proceeds to the Company of $450,000.  The Company has 1,985,000 shares of common stock remaining to sell under the program.  The proceeds were used to reduce variable rate bank borrowings.  As of October 19, 2011, no additional shares have been issued under the program.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

OUTLOOK FOR REMAINDER OF 2011

FFO per share for 2011 is estimated to be in the range of $2.95 to $2.97, which increases the mid-point of previous guidance from $2.93 to $2.96.  Diluted EPS for 2011 is estimated to be in the range of $.83 to $.85.  The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q4 2011	Y/E 2011	Q4 2011	Y/E 2011
	(In thousands, except per share data)
Net income attributable to common stockholders	$6,252	22,206	6,790	22,744
Depreciation and amortization	14,426	57,154	14,426	57,154
Funds from operations attributable to common stockholders	$20,678	79,360	21,216	79,898

Diluted shares	26,915	26,900	26,915	26,900

Per share data (diluted):
Net income attributable to common stockholders	$0.23	0.83	0.25	0.85
Funds from operations attributable to common stockholders	$0.77	2.95	0.79	2.97

The following assumptions were used:

•	Average occupancy of approximately 93% for the fourth quarter.
•	Same property NOI increase of approximately 1.8% for the fourth quarter.
•	No operating property acquisitions or dispositions in the fourth quarter.
•	Bad debt, net of termination fees, of zero in the fourth quarter.
•	Floating rate bank debt at an average rate of 1.1% in the fourth quarter.
•	No new fixed rate debt in the fourth quarter; $54 million mortgage loan at 4.09% expected to close in January 2012.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Cash yield is defined as the projected cash PNOI at the stated occupancy divided by the total cost of the investment, which includes acquisition costs and the anticipated capital expenditures required to achieve the projected rents.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company’s current operations on Friday, October 21, 2011, at 11:00 a.m. Eastern Daylight Time.  A live broadcast of the conference call is available by dialing 1-800-862-9098 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Friday, October 21, 2011.  The telephone replay will be available until Friday, October 28, 2011, and can be accessed by dialing 1-800-283-4216.  Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Friday, October 28, 2011.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available upon request by calling the Company at 601-354-3555, or by accessing the report in the Reports section of the Company’s website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize stockholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range.  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio currently includes 29 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature.  All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to rent and occupancy growth, development activity, the acquisition or sale of properties, general conditions in the geographic areas where the Company operates and the availability of capital, are forward-looking statements.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters; and

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved.  The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.  See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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P. O. Box 22728 – JACKSON, MS 39225 – TEL. 601-354-3555 – FAX 601-352-1441

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUES
Income from real estate operations	$43,942	43,118	130,441	131,077
Other income	20	20	64	108
	43,962	43,138	130,505	131,185
EXPENSES
Expenses from real estate operations	12,628	13,176	37,663	39,745
Depreciation and amortization	14,437	14,648	42,790	44,071
General and administrative	2,551	2,521	8,127	7,603
Acquisition costs	55	-	55	72
	29,671	30,345	88,635	91,491

OPERATING INCOME	14,291	12,793	41,870	39,694

OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated investment	87	84	260	251
Gain on sales of non-operating real estate	9	9	27	28
Interest income	84	85	251	252
Interest expense	(8,680)	(8,845)	(26,100)	(26,515)
NET INCOME	5,791	4,126	16,308	13,710
Net income attributable to noncontrolling interest in joint ventures	(121)	(103)	(354)	(307)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$5,670	4,023	15,954	13,403

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.21	0.15	0.59	0.50

Weighted average shares outstanding	26,839	26,758	26,823	26,747

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.21	0.15	0.59	0.50

Weighted average shares outstanding	26,914	26,828	26,894	26,810

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

NET INCOME	$5,791	4,126	16,308	13,710
Equity in earnings of unconsolidated investment	(87)	(84)	(260)	(251)
Interest income	(84)	(85)	(251)	(252)
Other income	(20)	(20)	(64)	(108)
Gain on sales of non-operating real estate	(9)	(9)	(27)	(28)
Depreciation and amortization from continuing operations	14,437	14,648	42,790	44,071
Interest expense (1)	8,680	8,845	26,100	26,515
General and administrative expense (2)	2,551	2,521	8,127	7,603
Acquisition costs	55	-	55	72
PROPERTY NET OPERATING INCOME (PNOI)	$31,314	29,942	92,778	91,332

COMPONENTS OF PNOI:
PNOI from Same Properties	$31,029	29,946	90,014	89,566
PNOI from 2010 and 2011 Acquisitions	215	-	1,674	1,419
PNOI from 2010 and 2011 Development Properties	70	-	1,084	354
Other PNOI	-	(4)	6	(7)
TOTAL PNOI	$31,314	29,942	92,778	91,332

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC.
COMMON STOCKHOLDERS	$5,670	4,023	15,954	13,403
Depreciation and amortization from continuing operations	14,437	14,648	42,790	44,071
Depreciation from unconsolidated investment	33	33	100	99
Noncontrolling interest depreciation and amortization	(54)	(52)	(162)	(157)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$20,086	18,652	58,682	57,416

NET INCOME	$5,791	4,126	16,308	13,710
Interest expense (1)	8,680	8,845	26,100	26,515
Interest expense from unconsolidated investment	79	80	236	242
Gain on sales of non-operating real estate	(9)	(9)	(27)	(28)
Depreciation and amortization from continuing operations	14,437	14,648	42,790	44,071
Depreciation from unconsolidated investment	33	33	100	99
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	$29,011	27,723	85,507	84,609

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO
EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.21	0.15	0.59	0.50

Funds from operations attributable to common stockholders	$0.75	0.70	2.18	2.14

Weighted average shares outstanding for EPS and FFO purposes	26,914	26,828	26,894	26,810

(1) Net of capitalized interest of $952 and $869 for the three months ended September 30, 2011 and 2010, respectively; and $2,695 and $2,705 for the nine months ended September 30, 2011 and 2010, respectively.

(2) Net of capitalized development costs of $415 and $62 for the three months ended September 30, 2011 and 2010, respectively; and $781 and $267 for the nine months ended September 30, 2011 and 2010, respectively.